U.S. SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549


                                   Form 8-K

                               CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported):  January 23, 1996




                       California Micro Devices Corporation
               ----------------------------------------------------
              (Exact name of registrant as specified in its charter)




        California                    33-399-77               94-2672609
----------------------------        -----------             -----------------
(State or other jurisdiction        (Commission            (IRS Employer
     of Incorporation)              File Number)           Identification No.)



        215 Topaz Street, Milpitas, CA                           95035-5430
   --------------------------------------                        ----------
  (Address of principal executive offices)                       (Zip Code)

 Registrant's telephone number, including area code:          (408)263-3214



                                  Not Applicable
----------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 7.	Financial Statements and Exhibits
            ---------------------------------

     On January 23, 1996, California Micro Devices Corporation (the "Company") released certain information regarding the Company's third quarter 1996 financials.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: February 5, 1996		    CALIFORNIA MICRO DEVICES CORPORATION

                                  By:  /s/Scott Hover-Smoot
                                       --------------------
                                       Scott Hover-Smoot
                                       Secretary

                                          							NENEWS RELEASE

                                          Company:    Jeffrey C. Kalb
                                          Contact:    President and CEO
                                                      (408) 263-3214

                                          Agency:     Ira Weingarten
                                          Contact:    Equity Communications
                                                      (805) 897-1880

                                                      For immediate release

                           CMD REPORTS CONTINUED GROWTH
                           ----------------------------

Milpitas, CA, January 23, 1996 -- California Micro Devices Corporation (Nasdaq
NMS: CAMD), headquartered here, today reported net income of $2.7 million, or $0.24 per share, on revenues of $10.6 million, for the third fiscal quarter ended December 31, 1995. This compares with a loss of $3.0 million, or ($0.35) per share, on revenues of $8.2 million for the three month period ended December 31, 1994. Average shares and share equivalents outstanding increased to 10,946,000 from 8,551,000 at December 31, 1994, including 1,500,000 shares held in trust for the tentative settlement of class action shareholder lawsuits.

Third quarter results included a one-time gain of $1.6 million, or $0.14 per share, from the previously announced sale of CMD's interest in Cell Access. Had this transaction not occurred, third quarter net income would have been $1.1 million, or $0.10 per share.

For the nine months ended December 31, 1995, the Company reported net income of $4.0 million or $0.38 per share (including the Cell Access gain), on revenues of $28.9 million. This compares with a loss of $12.0 million, or ($1.40) per share, on revenues of $28.1 million for the nine months ended December 31, 1994.

According to Jeffrey Kalb, CMD president and chief executive officer, "We are pleased with the continued rapid growth of sales and earnings. Product sales increased 10% sequentially, primarily as a result of new programs, and operating earnings showed a 34% sequential increase, in spite of continuing heavy legal costs.

We expect ongoing improvement in our operations, but the pace of sales growth may be slowed somewhat in the near term by the widely anticipated flatness in the personal computer industry. PC's continue to be the most significant market for CMD products, and some of our customers have high inventories. On the other hand, we have seen significant order and sales growth in portable communication, which has been a key new product focus area for CMD. With the size, cost and performance advantages the Company can provide, this could become a significant portion of CMD's business quite rapidly.

During the quarter, CMD began to produce some revenue from foundry operations, producing wafers for other companies. Based on this initial success, the Company plans to expand the program to include additional customers and projects. In this way, CMD can utilize some of its excess capacity and enhance the engineering and manufacturing capabilities in its Tempe, Arizona operation."

Net product sales totaled $10.3 million for the fiscal 1996 third quarter, ended December 31, 1995, an increase of 38% compared with $7.4 million during the quarter ended December 31, 1994. Technology related revenues were $380,000 compared with $713,000 in the year earlier quarter.

For the three months ended December 31, 1995, gross margins on product sales increased to 42% of product sales compared to 13% in the year earlier period due to improved operating efficiencies and increased sales of higher margin thin film products. Operating expenses remain high primarily due to over $300,000 of legal costs incurred in the quarter that were associated with shareholder litigation and related matters.

For the nine months ended December 31, 1995, product sales increased 31% to $27.9 million compared with $21.4 million in the year earlier period. Technology related revenue was $990,000 compared with $6.7 million during the nine months ended December 31, 1994, due to a one-time sale of technology to Hitachi Metals, Ltd. during the quarter ended June 30, 1994.

For the nine months ended December 31, 1995, gross margins on product sales were 43% of sales. Gross margins for the year earlier nine-month period were negative due to inventory write-downs and warranty reserves booked in the quarter ended June 30, 1994 (as restated). Operating expenses during the nine months ended December 31, 1995, were negatively impacted by approximately $900,000 of legal costs associated with shareholder litigation and other matters.

The nine months ended December 31, 1994, included a $835,000 charge, or ($0.10) per share, reflecting the cumulative effect of change in accounting principle related to a change in the method of recognizing revenue on sales to distributors.

California Micro Devices is a designer, manufacturer and marketer of integrated passive and active electronic components. CMD'S silicon-based, thin film products are smaller, faster and integrate well into the major electronic industry trends toward smaller, portable equipment, higher frequencies and greater functionality.

Statements contained herein which are not historical facts are forward looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve a number of risks and uncertainties including, but not limited to, product demand, pricing, market acceptance, risk of dependence on third party suppliers, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the CMD's Securities and Exchange Commission filings.



                      CALIFORNIA MICRO DEVICES CORPORATION
                           STATEMENTS OF OPERATIONS
                                 (unaudited)

(Amounts in thousands
except per share data)             Three Months Ended      Nine Months Ended
                                      December 31,            December 31,
                                   -----------------       ----------------
                                     1995      1994        1995       1994
                                   --------  -------      -------    ------
Revenues:                                                          (restated)
  Net product sales                $10,252    $7,440      $27,918   $21,376
  Technology related revenues          380       713          990     6,688
                                    ------     -----       ------    ------
    Total revenues                  10,632     8,153       28,908    28,064

Cost and expenses:
  Cost of sales                      5,912     6,461       15,979    28,972
  Research and development             822       841        2,483     2,606
  Selling, marketing and
    administrative                   2,837     3,462        8,039     7,641
                                    ------    ------       ------    ------
  Total costs and expenses           9,571    10,764       26,501    39,219
                                    ------    ------       ------    ------

Operating income (loss)              1,061    (2,611)       2,407   (11,155)

Other expense, net                  (1,620)      349       (1,626)      557
                                    ------     -----       ------    ------
Income (loss) before
  income taxes                       2,681    (2,960)       4,033   (11,712)

Income taxes (benefit)                   -         -           -       (578)
                                    ------    ------       ------    ------
Income (loss) before change in
  accounting principle               2,681    (2,960)       4,033   (11,134)
Cumulative effect of change in
  accounting principle                   -         -            -       835

Net income (loss)                   $2,681   ($2,960)      $4,033  ($11,969)
                                    ======    ======      =======   =======
Earnings per share:
  Income (loss) before cumulative
    effect of change in accounting   $0.24    ($0.35)       $0.38    ($1.30)
  Cumulative effect of change in
    accounting principle                 -         -            -     (0.10)
                                    ------    ------       ------   -------
  Net income (loss) per share        $0.24    ($0.35)       $0.38    ($1.40)
                                    ======    ======       ======    ======
Weighted average common shares and
  share equivalents outstanding     10,946     8,551       10,553     8,540
                                    ======    ======       ======    ======

NOTE: Earnings for the three months and nine months ended December 31, 1995, include a one-time gain of $1,576,000, or $0.14 per share, related to the Company's previously announced sale of it's interest in Cell Access.

                       CALIFORNIA MICRO DEVICES CORPORATION
                                 BALANCE SHEETS
                                  (unaudited)

(Amounts in thousands)                            Dec. 31,    March 31,
                                                   1995         1995
                                                 ---------   ----------
ASSETS:
Current assets:
  Cash and securities                            $22,257      $18,960
  Accounts receivable                              5,757        3,203
  Inventories                                      5,724        4,747
  Refundable income taxes and other                  467        5,445
                                                 -------      -------
    Total current assets                          34,205       32,355

Property, plant & equipment, net                   9,078        6,665
Restricted cash                                    1,213          989
Other long term assets                               649          679
                                                 -------      -------
    Total assets                                 $45,145      $40,688
                                                 =======      =======
LIABILITIES & SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                               $ 2,960      $ 2,725
  Accrued salaries and benefits                    1,185          560
  Other accrued liabilities                        4,934        3,748
  Deferred margin on shipments to distributors     1,043        1,157
  Current portion of long-term debt and
    capital leases                                 1,769        2,516
                                                 -------      -------
    Total current liabilities                     11,891       10,706

Long-term debt, less current maturities            7,700        7,923
Capital lease obligations, less current maturites    304        1,278
Deferred income                                      107          136
                                                 -------      -------
    Total liabilities                             20,002       20,043

Shareholders' equity                              25,143       20,645
                                                 -------      -------
  Total liabilities and shareholders' equity     $45,145      $40,688
                                                 =======      =======